Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	CONTACT:	Paul E. Freiman,
President & CEO
Neurobiological Technologies, Inc.
(510) 262-1730
Roger Pondel/Rob Whetstone Pondel Wilkinson Inc. (310) 279-5980

NEUROBIOLOGICAL TECHNOLOGIES REPORTS

FOURTH QUARTER AND FISCAL 2004 FINANCIAL RESULTS

Richmond, California — August 19, 2004 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq:NTII) today announced its results for the fourth quarter and fiscal year ended June 30, 2004.

Net loss for the fiscal fourth quarter ended June 30, 2004 was $1,015,000, or $0.04 per share, compared to net loss of $670,000, or $0.04 per share, for the same period last year. For the 2004 fiscal year, the company reported a net loss of $1,808,000, or $0.09 per share, compared to net loss of $2,686,000, or $0.15 per share, in fiscal 2003.

Fiscal 2004 fourth quarter revenue was $175,000, a 40 percent decrease reflecting no license income received and $175,000 of royalty income, compared to $281,000 of license income and $11,000 of royalty income for the same period in the prior fiscal year. For the full fiscal 2004 year, revenue increased 41 percent to $2,787,000, compared to $1,980,000 in fiscal 2003. The increase was due to $2,531,000 from license income and $256,000 from royalty income in fiscal 2004, compared to $1,969,000 of license income and $11,000 of royalty income in the prior year.

Research and development expenses were $532,000 for the fiscal fourth quarter, an increase of 79 percent compared to $297,000 for the same period in the prior year. The increase was primarily due to costs associated with the initiation of a Phase III clinical trial of XERECEPT™. For the 2004 fiscal year, research and development expenses decreased 9 percent to $2,098,000 compared to $2,317,000 for fiscal 2003. The decrease was primarily due to the completion of manufacturing an additional supply of XERECEPT. General and administrative expenses increased 13 percent to $781,000 for the fourth quarter compared to $693,000 for the same period in the prior year reflecting higher expenditures for professional services. For the 2004 fiscal year, general and administrative expenses increased 24 percent to $3,102,000, compared to $2,493,000 in the prior year. The increase was primarily due to increased expenditures in professional services and employee benefits.

Interest income increased to $76,000 in the fiscal fourth quarter compared to $28,000 in the same period last year due to a higher cash balance as a result of money received in our March 2004 private placement financing and a license fee payment received for the approval of Memantine (Namenda™) in the United States. Interest income decreased 11 percent to $128,000 for the 2004 fiscal year compared to $144,000 in the prior year primarily due to lower average cash balances.

At June 30, 2004, the company’s cash and cash equivalents and investments were $20,734,000, with no long-term debt.

Subsequent to the end of the fiscal year, the company acquired Empire Pharmaceuticals, Inc., a privately held company, in a stock and cash transaction valued at up to approximately $22.8 million. As part of the transaction, NTI has acquired the exclusive worldwide rights to Viprinex™ (ancrod), a late-stage perfusion therapy for use in the treatment of acute ischemic stroke. Under the terms of the agreement, NTI initially issued 2,339,168 shares of common stock and paid $2 million in cash to Empire stockholders. If pivotal Phase III trials for Viprinex are commenced as currently planned, NTI will issue an additional 2,375,176 shares and pay an additional $2 million to the Empire stockholders.

(more)

“We are in the strongest position in our company’s history, with three products either commercialized or in late stage clinical development,” stated Paul Freiman, President and Chief Executive Officer of NTI. “Memantine, for Alzheimer’s disease, continues to capture market share and perform brilliantly. In fact, subsequent to the year-end closing, we received $404,000 from Merz, representing our share of royalties. We anticipate this number will continue to grow as sales of Memantine are expected to continue to ramp up. Forest Laboratories, Inc. continues to develop Memantine for neuropathic pain. XERECEPT, a treatment for the swelling around brain tumors, entered Phase III clinical trials in May 2004 and we are actively engaged in overseeing these trials. Additionally, we are currently designing clinical trial protocols for what we expect to be pivotal Phase III clinical trials for our newest product, Viprinex (ancrod), for the treatment of ischemic stroke. We expect to seek FDA approval for these trials and have hired key personnel who are familiar with Viprinex to accelerate our efforts. For the first time I can say we are making progress in building a more substantial pipeline. Equally important is the fact that we have a strong cash position which, combined with the anticipated growing royalties from sales of Memantine, should enable us to fund the development of this pipeline. This is indeed a good time for NTII.”

Conference Call Information

NTI will web cast its fourth quarter and fiscal year end 2004 results conference call today, August 19, 2004 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (888) 208-1812. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. A playback will be available by telephone beginning today at 1:30 p.m. ET, 10:30 a.m. PT, until August 26, 2004 at midnight ET, 9:00 p.m. PT. Replay number: (888) 203-1112 (U.S. and Canada) & (719) 457-0820 (Int’l), access code: 964972.

About Neurobiological Technologies, Inc.

NTI is an emerging drug development company focused on the clinical evaluation and regulatory approval of neuroscience drugs. The company’s strategy is to in-license and develop early- and later-stage drug candidates that target major medical needs and which can be rapidly commercialized. NTI’s experienced management team oversees the human clinical trials necessary to establish preliminary evidence of efficacy and seeks partnerships with pharmaceutical and biotechnology companies to complete development and marketing of its product candidates.

NOTE: Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including: our dependence on Merz and its marketing partners for the successful commercialization of Memantine, our ability to develop and meet regulatory requirements for our products, including XERECEPT and Viprinex, the inherent risk of failure in developing product candidates based on new technologies, the risks of acquiring companies and new technologies and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

(more)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended June 30,		Year ended June 30,
	2004	2003	2004	2003
REVENUES
License income	$—	$281,000	$2,531,000	$1,969,000
Royalty income	175,000	11,000	256,000	11,000

Total revenues	175,000	292,000	2,787,000	1,980,000

EXPENSES
Research and development	532,000	297,000	2,098,000	2,317,000
General and administrative	780,000	693,000	3,102,000	2,493,000

Total expenses	1,312,000	990,000	5,200,000	4,810,000

Operating loss	(1,137,000)	(698,000)	(2,413,000)	(2,830,000)

Interest income	76,000	28,000	128,000	144,000

Derivative income	47,000	—	477,000	—

NET LOSS	$(1,015,000)	$(670,000)	$(1,808,000)	$(2,686,000)

BASIC and DILUTED NET LOSS PER SHARE	$(0.04)	$(0.04)	$(0.09)	$(0.15)

Shares used in basic and diluted net loss per share calculation	23,918,104	18,523,542	20,678,914	18,015,644

SELECTED BALANCE SHEET DATA

(Unaudited)

	June 30, 2004	June 30, 2003
Cash and cash equivalents and investments	$20,734,000	$4,402,000
Working capital	13,582,000	4,238,000
Total assets	21,384,000	4,813,000
Deficit accumulated during development stage	(42,325,000)	(40,517,000)
Stockholders’ equity	20,723,000	4,248,000

# # #